UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 31, 2009
To our stockholders:
          You are invited to attend the 2009 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 14, 2009, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.
          Following the formal matters to be addressed at the meeting, management will review our recently completed 2008 fiscal year and provide a report on our progress, including recent developments. Stockholders also will have the opportunity to ask questions about the Company.
          Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

John D. Ferguson
Chairman of the Board of Directors and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2009
          The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 14, 2009, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and vote on the following proposals:
(1)	The election of 13 nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors;

(2)	The ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm;

(3)	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting; and

(4)	Any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
          We are pleased to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe the new rules will allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.
          Your vote is important. You may vote by toll-free telephone or by the internet. If you elected to receive a copy of the proxy card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.
          Stockholders of record at the close of business on Tuesday, March 17, 2009 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

G. A. Puryear IV
Executive Vice President, General Counsel and Secretary
March 31, 2009
Nashville, Tennessee

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

What matters will be acted on at the Annual Meeting?	1
What are the Board of Directors’ recommendations?	2
Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?	2
Who is entitled to vote at the Annual Meeting?	2
How do I vote?	2
What vote is required to approve each item?	3
What if I am unable to attend the Annual Meeting in person?	3
Where can I find the voting results?	4
How and when may I submit a stockholder proposal for the Company’s 2010 Annual Meeting?	4
Can I communicate directly with members of the Company’s Board of Directors?	4
How can I obtain the Company’s Annual Report on Form 10-K?	4
Can I access the Company’s proxy materials and annual report electronically?	4
What are the costs of soliciting these proxies?	5
How many copies should I receive if I share an address with another stockholder?	5
Who should I contact if I have any questions?	5

CORPORATE GOVERNANCE	6

Board of Directors Meetings and Committees	6
Executive Sessions	8
Director Independence	8
Independence and Financial Literacy of Audit Committee Members	8
Director Candidates	8
Limitations on Other Board Service	9
Communications with Directors	9
Certain Relationships and Related Transactions	10
Compensation Committee Interlocks and Insider Participation	11
Stock Ownership Guidelines	11
Code of Ethics and Business Conduct	11
Report of the Audit Committee	12

PROPOSAL 1 — ELECTION OF DIRECTORS	14

Directors Standing for Election	14

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18

Audit and Non-Audit Fees	18
Pre-Approval of Audit and Non-Audit Fees	19

PROPOSAL 3 — PROVIDE SEMI-ANNUAL REPORTS TO STOCKHOLDERS REGARDING THE COMPANY’S POLITICAL CONTRIBUTIONS AND EXPENDITURES	20

Stockholder Proposal	20
The Response of the Board of Directors to the Stockholder Proposal	21

EXECUTIVE OFFICERS	23

Information Concerning Executive Officers Who Are Not Directors	23

CORRECTIONS CORPORATION OF AMERICA
PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 14, 2009
          We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “we,” or “us”), of proxies to be voted at our 2009 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).
          On March 31, 2009, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement, our 2008 Letter to Shareholders, the Annual Report on Form 10-K and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.
          The Annual Meeting will take place on Thursday, May 14, 2009, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis. All stockholders of record will need to present a form of personal photo identification and proof of stock ownership in order to be admitted to the Annual Meeting. The Notice provides proof of ownership or if your shares are held in the name of a bank, broker or other holder of record, you may bring a brokerage statement dated on or after March 17, 2009 as proof of ownership with you to the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What matters will be acted on at the Annual Meeting?
          Stockholders will consider and vote on the following matters at the Annual Meeting:
1.	The election of 13 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

3.	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting; and

4.	Any other matters that are properly raised at the Annual Meeting.
          As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?
          Our Board of Directors recommends that you vote:
•	FOR the election of each of the 13 nominees to serve as directors on the Board of Directors.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	AGAINST the stockholder proposal if it is properly presented at the Annual Meeting.
          If you complete and properly sign a proxy card and return it to the Company but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?
          Pursuant to the rules recently adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.
Who is entitled to vote at the Annual Meeting?
          Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Tuesday, March 17, 2009 as the record date.
          As of the record date, there were 115,149,513 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.
How do I vote?
          You can vote either in person by attending the 2009 Annual Meeting or by proxy without attending the 2009 Annual Meeting. To vote by proxy, you must either:
•	vote by telephone (instructions are on the proxy card); or

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•	if you requested and received printed copies of this Proxy Statement, our 2008 Letter to Shareholders, Annual Report on Form 10-K and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.
          Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.
What vote is required to approve each item?
          Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.
          Election of Directors. Under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”) and Maryland law, a plurality of all of the votes cast at the Annual Meeting is sufficient for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
          Ratification of Ernst & Young LLP and Other Items. For (i) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, (ii) the stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting, and (iii) any other matter that properly comes before the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
          If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.
What if I am unable to attend the Annual Meeting in person?
          A live broadcast of the Annual Meeting will be available on-line through our website at www.correctionscorp.com (under the “Webcasts” section of the Investor page). The on-line replay will be archived on our website promptly following the meeting.

Where can I find the voting results?
          We will announce the voting results at the Annual Meeting. We also will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009, which we expect to file with the SEC in August 2009.
How and when may I submit a stockholder proposal for the Company’s 2010 Annual Meeting?
          Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 1, 2009 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
          Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 13, 2010 and March 15, 2010.
Can I communicate directly with members of the Company’s Board of Directors?
          Yes. Stockholders, employees and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee.
How can I obtain the Company’s Annual Report on Form 10-K?
          Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, may obtain a copy without charge by visiting our website, www.correctionscorp.com, or by addressing a request to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
Can I access the Company’s proxy materials and annual report electronically?
          The Notice mailed to you in accordance with the SEC’s new rules contains instructions on how to access our proxy materials and vote over the internet. This Proxy Statement, our 2008 Letter to Shareholders, Annual Report on Form 10-K and other proxy materials are also available on our internet website at www.correctionscorp.com (accessible through the “Investors” link). If you are a stockholder of record and would like to view future proxy statements, annual reports and other proxy materials over the internet instead of receiving paper copies in the mail, follow the instructions provided when you vote over the internet. If you hold your shares through a broker, check the information provided by that entity for instructions on how to elect to view future proxy statements, annual reports and other proxy materials and to vote your shares over the internet. Opting to receive your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

          Choosing to receive your future proxy materials by e-mail will allow us to provide our stockholders with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What are the costs of soliciting these proxies?
          The Company pays the cost of soliciting proxies. We have retained Corporate Communications, Inc. to assist with the solicitation of proxies on our behalf. Corporate Communications, Inc. will receive a fee of $4,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.
How many copies should I receive if I share an address with another stockholder?
          The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to Corrections Corporation of America, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.
Who should I contact if I have any questions?
          If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE
          You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current committee charters, Code of Ethics and Business Conduct and other corporate governance-related information on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page), or by addressing a written request to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
          No amendments were made to the Company’s committee charters in 2008. During the first quarter of 2009, the Board of Directors amended the Audit Committee charter to clarify that the Audit Committee is required to obtain and review a report of its independent auditor that includes certain disclosures regarding independence that are required by the applicable requirements of the Public Company Accounting Oversight Board. Also during the first quarter of 2009, the Company amended the Corporate Governance Guidelines to provide that executive sessions of non-management directors will be called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee; previously the Guidelines provided that executive sessions were to be called and chaired on a rotating basis, with rotation in alphabetical order by last name.
          We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.
Board of Directors Meetings and Committees
          Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board selects and evaluates our executive officers; establishes, reviews and approves our corporate objectives and strategies; and evaluates and approves major capital commitments.
          The Board currently consists of 13 members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I — Election of Directors.”
          The Board met six times in 2008. As a group, the Board members attended 95% of their Board and committee meetings. All directors attended all of their Board meetings, except for one director who missed two meetings and one director who missed one meeting, and all directors attended all of their committee meetings, except for one director who missed two meetings and two directors who missed one meeting each. All directors attended last year’s annual meeting of stockholders, and the Board has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders.
          Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The table on the following page shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2008.

Committee	Members	Summary of Responsibilities	Meetings
Audit	C. Michael Jacobi (Chair)	See “Audit Committee Report” below.	5
Donna M. Alvarado
Lucius E. Burch, III
Charles L. Overby
Henri L. Wedell

Compensation	Joseph V. Russell (Chair)	Responsible for setting CEO and	4
	John D. Correnti	director compensation, periodically
	John R. Horne	reviewing and approving the
	John R. Prann, Jr.	Company’s compensation philosophy
regarding executive compensation,
reviewing the Compensation
Discussion and Analysis section of
this Proxy Statement and issuing the
Compensation Committee Report
included in this Proxy Statement.
Other responsibilities include:

• Administer equity-based compensation plans;

• Evaluate the performance of the CEO and executive officers; and

• Assist the Nominating and Governance Committee with executive succession planning efforts.

Nominating and	Charles L. Overby (Chair)	Responsible for identifying and	4
Governance	Dennis W. DeConcini	recommending director nominees to
	Thurgood Marshall, Jr.	the full Board and taking a
	Joseph V. Russell	leadership role in shaping and
evaluating the Board’s corporate
governance initiatives. Other
responsibilities include:

• Review and assess the Company’s ethics and compliance program;

• Oversee Board’s self-evaluation process; and

• Lead the Board’s executive succession planning efforts.

See “Director Candidates” below.

Executive	William F. Andrews (Chair)	When necessary, and subject to	0
	John D. Ferguson	authority limitations with respect
	Lucius E. Burch, III	to significant corporate actions,
	Joseph V. Russell	responsible for acting on behalf of
the full Board during intervals
between Board meetings.

Executive Sessions
          Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2008, the outside directors met in executive session one time. In order to encourage more frequent executive sessions, during the first quarter of 2009, the Board amended the Corporate Governance Guidelines to provide that executive sessions of non-management directors will be called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee; previously the Guidelines provided that executive sessions were to be called and chaired on a rotating basis, with rotation in alphabetical order by last name. The nominating and Governance Committee appointed Charles L. Overby to serve as the executive session chair until such time as a successor is duly qualified and appointed.
Director Independence
          Mr. Ferguson and Mr. Andrews are the only members of the Board of Directors who currently are employed by the Company. The Board has determined that all of our other directors are independent. Accordingly, 11 of our 13 directors are independent and our Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.
Independence and Financial Literacy of Audit Committee Members
          The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi and Mr. Burch each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934.
Director Candidates
          The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2010 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.
          The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

          The Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines and the Director Nominations Policy adopted by the Board, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. The Committee may also consider other factors it deems relevant, including the current composition of the Board, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the need for expertise on our standing committees and the qualifications of other prospective nominees. With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.
          With respect to new candidates for Board service, a full evaluation may also include detailed background checks, in-person and telephonic interviews with Nominating and Governance Committee and other Board members and consultation with our Chairman and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.
Limitations on Other Board Service
          The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines and Director Nominations Policy instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.
          The Board has determined that Mr. Jacobi’s service as a member of the audit committee of three other public companies would not impair his ability to effectively serve as a member of the Company’s Audit Committee.
Communications with Directors
          Stockholders, employees and other interested parties may communicate with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may not submit to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

          Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.
Certain Relationships and Related Transactions
          Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
          Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
          In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
          In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Compensation Committee Interlocks and Insider Participation
          During 2008, Mr. Russell, Mr. Correnti, Mr. Horne and Mr. Prann served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s chair. None of the current members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2008 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Board or the Compensation Committee.
Stock Ownership Guidelines
          During the first quarter of 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are administered and interpreted by the Compensation Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable.
          With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving on a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such non-executive director’s initial election to the Board. Subject to a limited hardship exemption, non-executive directors are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their initial election to the Board.
          The Guidelines are accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
Code of Ethics and Business Conduct
          All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).

Report of the Audit Committee
          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
General Responsibilities
          Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
2008 Meetings
          The Audit Committee met five times in 2008. Within those meetings, the Committee met in executive session with our independent registered public accounting firm one time.
Oversight of Financial Reporting
          As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to fiscal 2008, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
          Also with respect to fiscal 2008, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of

Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2008.
          Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
C. Michael Jacobi, Chair     Charles L. Overby
Donna M. Alvarado            Henri L. Wedell
Lucius E. Burch, III

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors Standing for Election
     The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.
     A plurality of the votes cast is sufficient to elect each director.
     The Board of Directors unanimously recommends a vote FOR each of the 13 nominees listed below.

WILLIAM F. ANDREWS	Director since 2000
Mr. Andrews, age 77, has served as a director since August 2000. Mr. Andrews also serves as Chair of our Executive Committee. From August 2000 until July 2008, Mr. Andrews served as Chairman of our Board. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as: chairman of Katy Industries, Inc., a publicly-traded diversified manufacturing company with consumer and commercial product lines; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; a director of Trex Corporation, a publicly-traded producer of decking and railing products; a director of O’Charley’s Inc., a publicly-traded restaurant company; and chairman of SVP Holdings, Ltd. and a director of several private companies, including Central Parking Corporation. Mr. Andrews is a graduate of the University of Maryland and received an M.B.A from Seton Hall University.

JOHN D. FERGUSON	Director since 2000
Mr. Ferguson, age 63, has served as a director and as our Chief Executive Officer since August 2000 and also serves as Chairman of our Board and member of our Executive Committee. Mr. Ferguson formerly served as our President from August 2000 until July 2008. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director of the Tennessee Performing Arts Center, the Boy Scouts of America — Middle Tennessee Council, the Nashville Symphony Association and the Nashville Alliance for Public Education. Mr. Ferguson graduated from Mississippi State University in 1967.

DONNA M. ALVARADO	Director since 2003
Ms. Alvarado, age 60, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She also serves as a director and member of the audit and finance committees of CSX Corporation, a publicly-traded provider of rail and other transportation services, as a director of Park National Bank, the lead affiliate bank of Park National Corporation, a publicly-held bank holding company, and as the Chairwoman of the Ohio Board of Regents. Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

LUCIUS E. BURCH, III	Director since 2000
Mr. Burch, age 67, has served as a director and member of our Audit Committee since December 2000 and also serves on our Executive Committee. Mr. Burch is the chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, a position he has held since October 1989. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI	Director since 2000
Mr. Correnti, age 62, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti is the chairman and executive officer of Steel Development Company, a steel development and operations company. Mr. Correnti served as chief executive officer of SeverCorr, LLC, a steel mill operator, from 2005 through January 2008 and as chairman and chief executive officer of SteelCorr, LLC from 2002 through 2005. Mr. Correnti also serves as a director of Navistar International Corporation, a publicly traded holding company of transportation related and other businesses. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

DENNIS W. DECONCINI	Director since 2008
Mr. DeConcini, age 71, was appointed as a director and member of our Nominating and Corporate Governance Committee in February 2008. Mr. DeConcini served as a member of the United States Senate as a Senator from Arizona for three terms. He currently is a partner in the law firm DeConcini McDonald Yetwin & Lacy, P.C. in Tuscon, Arizona, and a principal in the lobbyist consulting firm Parry, Romani, DeConcini & Symms in Washington, DC. Mr. DeConcini serves as a member of the board of directors for Ceramic Protection Corp, a Toronto Stock Exchange listed company. He also is a member of the Arizona Board of Regents and the Board of Directors of the National Center for Missing and Exploited Children. Mr. DeConcini received his B.A. from the University of Arizona in 1959 and his L.L.B. from the University of Arizona in 1963.

JOHN R. HORNE	Director since 2001
Mr. Horne, age 71, has served as a director since December 2001 and is a member of our Compensation Committee. Mr. Horne served as chairman of Navistar International Corporation from April 1996 to February 2004 and prior to that as Navistar’s president and chief executive officer. Mr. Horne currently serves on the board of directors of Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

C. MICHAEL JACOBI	Director since 2000
Mr. Jacobi, age 67, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. He is a director and the chair of the audit committees of Webster Financial Corporation, a publicly-traded banking and financial services company and Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms, and a director and member of the audit committee of Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

THURGOOD MARSHALL,	JR. Director since 2002
Mr. Marshall, age 52, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. He is a board member of the United States Postal Service, the Ford Foundation, the National Fish & Wildlife Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

CHARLES L. OVERBY	Director since 2001
Mr. Overby, age 62, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. Mr. Overby is the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and The Diversity Institute. He is also chief executive officer of the Newseum, a museum about news and history in Washington DC. Mr. Overby currently serves on the boards of the Horatio Alger Association of Distinguished Americans and the University of Mississippi Foundation.

JOHN R. PRANN, JR.	Director since 2000
Mr. Prann, age 58, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A from the University of Chicago.

JOSEPH V. RUSSELL	Director since 1999
Mr. Russell, age 68, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell

is the co-chairman and co-chief executive officer of Elan-Polo, Inc., a privately-held, world-wide producer and distributor of footwear. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL	Director since 2000
Mr. Wedell, age 67, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. Mr. Wedell’s business career also includes service as a member of the board of directors of Community Bancshares, Inc. He currently serves on the boards of the Delta Waterfowl Foundation and the Exceptional Foundation of West Tennessee. Mr. Wedell earned an M.B.A. from the Tulane University School of Business.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2008 are described below under “Audit and Non-Audit Fees.”
          Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.
          Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
          The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.
Audit and Non-Audit Fees
          The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2008 and 2007.

Fees	2008	2007

Audit Fees (1)	$872,347	$930,189
Audit-Related Fees	—	—
Tax Fees (2)	243,129	256,839
All Other Fees (3)	1,500	1,500

Total	$1,116,976	$1,188,528

(1)	Audit fees for 2008 and 2007 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, and, with respect to 2007, assistance with filing certain registration statements with the SEC.

(2)	Tax fees for 2008 and 2007 were for services consisting primarily of federal and state tax planning.

(3)	All other fees for 2008 and 2007 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees
          Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2007 and 2008, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.
          The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

PROPOSAL 3 — PROVIDE SEMI-ANNUAL REPORTS TO STOCKHOLDERS REGARDING
THE COMPANY’S POLITICAL CONTRIBUTIONS AND EXPENDITURES
Stockholder Proposal
          Sisters of Charity of the Blessed Virgin Mary, 205 W. Monroe, Suite 500, Chicago, Illinois 60606-5062, beneficial owner of at least 100 shares of our common stock, Mercy Investment Program, 205 Avenue C, Apt 10E, New York, New York 10009, beneficial owner of 150 shares of our common stock, Dominican Sisters of Hope, 205 Avenue C, Apt 10E, New York, New York 10009, beneficial owner of 5,200 shares of our common stock, and Catholic Health East, 3805 West Chester Pike, Suite 100, Newtown Square, PA 19073-2304, beneficial owner of 900 shares of our common stock, have given the Company notice that they intend to present the following stockholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Corporate Political Contributions and Trade Association Dues
Resolved: the shareholders of Corrections Corporation of America hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:
1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.
This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.
Supporting Statements
As long-term shareholders of Corrections Corporation, we support transparency and accountability to corporate spending on political activities. A significant number of investors agree. In the two years that our resolution has been on the ballot, more than 14 million shares or 23.8% to 26.6% of shares voted supported our position.
The activities, for which we seek transparency and accountability, include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.
Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer and Aetna that support political disclosure and accountability and present this information on their websites.
The Company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.
The Response of the Board of Directors to the Stockholder Proposal
          Similar proposals were considered by the Board of Directors and voted on in connection with the Company’s 2007 and 2008 Annual Meetings of Stockholders. A majority of the votes cast in both 2007 and 2008 were voted against the proposal. The Board continues to believe that adoption of the proposal is not in the best interests of the Company or our stockholders and again recommends a vote against the proposal.
          Participation in the political process through political contributions is an important and appropriate part of our customer relations efforts. In order to enhance stockholder value, we must educate federal, state and local officials on the benefits of public-private partnerships, the Company’s ability to assist them in meeting their corrections needs and our track record of success.
          Corporate funds are used to make political contributions where allowed by applicable law and where management has determined that such contributions will be an effective use of the funds. The Company also sponsors a political action committee (“PAC”) that makes contributions to federal candidates and to candidates in certain jurisdictions where contributions with corporate funds are not allowed. The Company does not make contributions to industry trade associations for political purposes.
          In general, the Board does not believe it is necessary or advisable to voluntarily adopt additional, non-mandatory disclosure obligations. Such disclosure would require additional time and expense, would further burden our participation in the political process and might work to our competitive disadvantage. We believe that the high level of disclosure that is already publicly available is sufficient to provide information to stockholders and others who are interested in the Company’s political activities. Also, we believe that the Company’s current approval and compliance activities are sufficient to ensure accountability.
          More specifically:
•	The type and level of disclosure sought by the proponents is not required by law. Also, to our knowledge, such disclosure is not recommended or suggested by any governmental agency.

•	The requested disclosure is not made by the majority of public companies. Also, to our knowledge, such disclosure is not made by any of the Company’s principal competitors.

•	The Company’s political contributions are subject to internal approval and compliance procedures that are designed to ensure that they have been appropriately evaluated by management and that they comply with applicable laws and regulations. All political contributions using corporate funds require approval by either the Company’s Chief Executive Officer or a Vice President, Customer Relations and, for compliance purposes, the Office of General Counsel. The Board’s Nominating and Governance Committee reviews the Company’s political activity and compliance procedures on at least an annual basis.

•	The Company’s political contributions already are subject to extensive disclosure requirements. Contributions at the state and local level typically are reported by the recipient and made public by the relevant governmental oversight agency. PAC contributions are disclosed in reports filed with and publicly available through the Federal Election Commission. Independent organizations compile and make available contribution data with respect to companies and tax exempt political organizations.
          For these reasons, the Board of Directors unanimously recommends a vote AGAINST this proposal.

EXECUTIVE OFFICERS
Information Concerning Executive Officers Who Are Not Directors
Damon T. Hininger, age 39, has served as our President and Chief Operating Officer since July 2008. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University.
Todd J Mullenger, age 50, has served as an Executive Vice President and our Chief Financial Officer since March 2007. Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007, as Vice President, Finance from August 2000 to January 2001 and prior to that as Vice President, Finance of our predecessor company. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.
Richard P. Seiter, age 60, has served as an Executive Vice President and our Chief Corrections Officer since January 2005. Prior to joining the Company and since 1999, Mr. Seiter served as an associate professor in the Department of Sociology and Criminal Justice at Saint Louis University, St. Louis, Missouri. Mr. Seiter has served as a Warden with the Federal Bureau of Prisons (Federal Correctional Institution, Greenville, Illinois and Federal Prison Camp, Allenwood, Pennsylvania), as chief operating officer of Federal Prison Industries and as director of the Ohio Department of Rehabilitation and Correction. Mr. Seiter has authored two textbooks on corrections, Corrections: An Introduction (2005) and Correctional Administration: Integrating Theory and Practice (2002), both published by Prentice Hall, and has served as editor of Corrections Management Quarterly. Mr. Seiter holds a B.S. in Business Administration and a Ph.D. in Public Administration from Ohio State University.
G. A. Puryear IV, age 40, has served as an Executive Vice President and as our General Counsel and Secretary since January 2001. Mr. Puryear is a member of the board of directors of Nashville Bank and Trust, an FDIC member banking institution. His prior experience includes government service, including as legislative director and counsel for U.S. Senator Bill Frist and as counsel to the U.S. Senate Committee on Governmental Affairs, and private law practice in Nashville, Tennessee. Mr. Puryear graduated from Emory University and received his J.D. from the University of North Carolina after which he served as a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Court in Jackson, Mississippi.
William K. Rusak, age 63, has served as an Executive Vice President and as our Chief Human Resources Officer since July 2006. Prior to joining the Company, Mr. Rusak served as an independent consultant on human resources and alternative dispute resolution issues and as vice president, human resources for BBA Fiberweb, a London-based, global textile business from April 2000 to April 2005. Mr. Rusak earned a bachelor of law degree from LaSalle University in Montreal and undertook specialized training in business studies at McGill University in Montreal and the Wharton School of the University of Pennsylvania.
Anthony L. Grande, age 39, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our Named Executive Officers in 2008. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our Named Executive Officers for the fiscal year ended December 31, 2008:
•	John D. Ferguson, Chairman and Chief Executive Officer

•	Todd J Mullenger, Executive Vice President and Chief Financial Officer

•	Richard P. Seiter, Executive Vice President and Chief Corrections Officer

•	G.A. Puryear IV, Executive Vice President, General Counsel and Secretary

•	William K. Rusak, Executive Vice President and Chief Human Resources Officer
     Certain compensation information with respect to Damon T. Hininger, who was appointed as President and Chief Operating Officer of the Company on July 23, 2008, is also set forth below under “Compensation Programs for 2009 — 2009 Equity Grants.” Based on current compensation levels, the Company anticipates that Mr. Hininger will likely be a Named Executive Officer for 2009.
          Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) consists solely of “non-employee directors” as defined by SEC rules, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined by NYSE listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Mr. Prann, Mr. Russell, Mr. Horne and Mr. Correnti are the current members of the Committee, with Mr. Russell serving as the Committee’s chair.
          The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. During the fiscal year ended December 31, 2008, no changes were made to the Committee’s charter. The charter may be viewed in full on the Company’s website, www.correctionscorp.com (under “Corporate Governance” on the Investor page).
          The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters. Committee meetings typically are attended by the Committee members, the Committee’s compensation consultant and legal advisors and John D. Ferguson, the Company’s Chairman and Chief Executive Officer. As with all Board committees, other Board members also have a standing invitation to attend the Committee’s meetings. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independence. Additional information regarding Committee meetings is included above under “Corporate Governance — Board of Director Meetings and Committees.”
          Compensation Philosophy. The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:
•	Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that are aligned with growth in stockholder value and does not encourage unreasonable risk-taking.
•	Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.
•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.
•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.
          The Committee’s goal is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance (i.e., “at-risk” pay), as well as upon his or her individual performance. The Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements: (i) base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group; (ii) annual variable performance awards, payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the commonality of interests between executive officers and our stockholders. The Committee believes that, as a result of our Company’s balance of long- and short-term incentives, our use of different types of equity compensation awards that provide a balance of incentives, and our stock ownership guidelines, our executive compensation program does not encourage our management to take unreasonable risks relating to our business.
          Compensation Programs for 2008
          Role of Compensation Consultant. Beginning in 2000 and continuing into 2009, the Committee has engaged PricewaterhouseCoopers LLP (“PwC”) to assist it in reviewing the Company’s compensation strategies and plans. At the Committee’s request, PwC performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. PwC was selected due to its extensive experience in providing compensation consulting services. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that PwC may have with either Board members or Company management.
          At the request of the Committee, in early 2008 PwC reexamined the peer group of business services companies that the Company had been using since 2003 for executive compensation benchmarking purposes to determine whether the peer group continued to provide appropriate comparisons for such purposes. Based on its analysis, PwC suggested including companies in other industries with strategies that resemble the Company’s strategy of building, owning and managing prison facilities. Accordingly, PwC and the Committee developed a new peer group of companies that, like the Company, generally met most of the following criteria:
•	Owners and operators of multi-state facilities delivering services to third parties
•	Minimum employee base of 10,000
•	Market capitalization between $2 billion to $5 billion
•	Annual EBITDA between $200 million to $600 million
•	Investment in fixed assets of $1 billion to $5 billion
•	Future growth heavily dependent upon the acquisition or development of additional facilities
          Based on PwC’s analysis, the Committee determined that companies meeting the above criteria reflect the nature, scale and complexity of issues that CCA faces as a business and, therefore, provide better peer comparisons for executive compensation purposes. Based on such criteria, the following 16 companies were selected to serve as CCA’s new peer group:
•	Boyd Gaming Corporation
•	Health Management Associates, Inc.
•	Cinemark Holdings, Inc.
•	HealthSouth Corporation
•	Gaylord Entertainment Company
•	Iron Mountain Incorporated*
•	The Geo Group, Inc.
•	Lifepoint Hospitals, Inc.
•	Quanta Services, Inc.*
•	Manor Care, Inc.
•	Wyndham Worldwide Corporation
•	Psychiatric Solutions, Inc.
•	Brookdale Senior Living Inc.
•	Universal Health Services, Inc.
•	Community Health Systems, Inc.
•	Convergys Corporation*

*	member of the Company’s prior peer group
          At the request of the Committee, PwC then analyzed and compared the compensation of the Company’s senior management to the compensation offered by the companies included in this peer group. Using primarily publicly available proxy statement data for the peer group, PwC’s study calculated competitive compensation levels (25th percentile, 50th percentile and 75th percentile) for executive base salary, total cash compensation (base salary plus annual cash incentives) and total compensation (total cash compensation plus fair value of equity incentive awards). The Committee used the results of this study, along with other factors discussed below, to help determine an appropriate executive compensation structure for 2008.
          Total Compensation Targets. Based on the market analysis performed by PwC, internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in consultation with PwC for 2008. The structure was used as a guideline by the Committee and does not necessarily reflect actual compensation for the Named Executive Officers for 2008, which is discussed in detail below and presented in the Summary Compensation Table on page 37 of this Proxy Statement.

		Base Salary Structure(1)					Total Comp.
Position Level	Position Titles	Minimum	Midpoint	Maximum	Bonus(2)	LTIP Fair Value	Midpoint(3)
A	Chief Executive Officer	$576,000	$720,000	$864,000	75%	$2,000,000	$3,260,000
B	Chief Financial Officer and Chief Corrections Officer	$268,000	$335,000	$402,000	75%	$800,000	$1,386,250
C	General Counsel and Chief Human Resources Officer	$224,000	$280,000	$336,000	75%	$415,000	$905,000

(1)	The midpoint amounts are aligned with the 50th percentile payouts of executives in the position levels within the Company’s peer group. The minimum amounts represent 80% of the midpoint while the maximum amounts represent 120% of the midpoint.

(2)	Bonus targets are percentages of the executive’s base salary.

(3)	Equals the sum of base salary midpoint plus target bonus percentage plus LTIP fair value. For Position Levels A and B, Total Compensation Midpoint reflects a 50/50 blend of competitive 50th and 75th percentiles. For Position Level C, Total Compensation Midpoint reflects the competitive 75th percentile.
          The Committee’s rationale for the competitive positioning of Total Compensation outlined in footnote 3 above is as follows:
•	High financial growth targets relative to peer companies’ historical financial growth rates;

•	Emphasis on performance-based variable pay instead of guaranteed forms of compensation;

•	Objective of maintaining internal equity compensation multiples between Position Levels A and B compared to Position Level C; and

•	Intent to deliver total compensation capable of retaining a premier management team.
          A specific analysis regarding each component of total executive compensation for 2008, including our philosophy on how certain elements of total direct compensation should compare to our peer companies, is provided below. The primary components of the 2008 program were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock with performance-based vesting.
          Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent financial performance. As part of the PwC study discussed above, the Committee determined that base salary generally should be set at the 50th percentile of the Company’s peer group, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.
          The Committee also solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of the other executive officers, given his insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer also provides his recommendations on any compensation adjustments. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary.
          The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the competitive compensation analysis, its assessment of the Chief Executive Officer’s performance, the Company’s performance and the location in the Company’s executive salary range of the Chief Executive Officer’s current salary. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer.
          During 2008, the Committee approved base salaries for our Named Executive Officers in the following amounts:

		Prior Year Base		2008 as % of Salary
Name	2008 Base Salary(1)	Salary	Percentage Increase	Midpoint
John D. Ferguson	$749,858	$724,500	3.5%	104%
Todd J Mullenger	$290,000	$270,000	7.4%	87%
Richard P. Seiter	$310,655	$300,150	3.5%	93%
G.A. Puryear IV	$257,094	$248,400	3.5%	92%
William K. Rusak	$267,806	$258,750	3.5%	96%

(1)	2008 base salaries became effective on July 1, 2008.
          Given the positive assessment the Committee made of Messrs. Ferguson, Seiter, Puryear and Rusak for 2007 individual performance (based primarily on evaluation by the Chief Executive Officer, as discussed above), the salary increases for these individuals were designed to keep their salaries at generally the same position in the Company’s current salary structure as in the prior year structure. The increase in Mr. Mullenger’s salary was designed to align his salary closer to the targeted salary midpoint.
          Cash Incentive Plan Compensation. In addition to base salary, cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met. In December

2007, the Committee established a three-year set of performance targets which would serve as the basis for determining executive officers’ cash incentive plan compensation as well as whether performance-based restricted shares would vest. The Committee established performance objectives that would reward senior management for significant growth in earnings per share (“EPS”). The Committee chose EPS as the measure because it believes there is a strong relationship between EPS growth and growth in stockholder value. The Company’s 2008 Cash Incentive Plan was structured to provide incremental increases in bonus (as a percentage of base salary) based on EPS as follows:

EPS(1)	% of Base Salary
$1.00	0%
$1.08	75%
$1.14	100%
$1.24	150%

(1)	Awards increase incrementally for EPS results between $1.00 and $1.24.
          The target for bonuses was set at 75% of base salary, which would be met if the Company achieved 12% compounded growth of EPS over a three-year period beginning in 2006. The maximum bonus was set at 150% of base salary, which would be met if the Company achieved 20% or more compounded EPS growth over a three-year period beginning in 2006. The EPS levels were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. As a result, the target EPS level was consistent with the 75th percentile multi-year EPS growth rate for the peer group, which was, in the Committee’s view, a challenging performance target at the time it was set. The EPS figure used for bonus calculation purposes (“bonus EPS”) was subject to adjustments, as applicable and as determined by the Committee, to exclude limited non-operating events outside the ordinary course, such as charges incurred for financing transactions approved by the Board of Directors, to ensure that bonus EPS reflected an accurate comparison with the baseline EPS and that incentive cash bonuses accurately reflected the extent to which the Company achieved the performance objectives set by the Committee. No such adjustments were made to the Company’s reported EPS for 2008. Based on EPS of $1.20 for 2008, which represented a 13.2% growth of EPS during fiscal 2008, the following cash incentive plan compensation was awarded to our Named Executive Officers in February 2009: John D. Ferguson ($958,333); Todd J Mullenger ($364,000); Richard P. Seiter ($397,023); G.A. Puryear IV ($328,571); and William K. Rusak ($342,262). Such amounts represented approximately 130% of each Named Executive Officer’s base salary earned during 2008.
          Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Based on the PwC market analysis discussed above and the Company’s compensation philosophies, the Committee has determined that a compensation strategy utilizing a mix of stock options with time-based vesting and restricted stock and/or restricted stock units with performance-based vesting is in the best interest of stockholders. The Committee believes this strategy allows it to set optimal combinations of time- and performance-based vesting and annual and long-term performance goals. The Committee also believes this approach will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.
          Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2008 for the Company’s Named Executive Officers were consistent with the market-based 2008 compensation structure prepared with the advice of PwC and approved by the Committee. Additionally, for 2008 the Committee decided to deliver approximately 50% of the equity award value in stock options and 50% in restricted stock with performance-based vesting, consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives. Stock option values were calculated by dividing one-half of the target LTIP value by the Black Scholes value of the option on the day of the meeting at which the determination was made, or $7.71 ($8.17 for Mr. Puryear, whose grant date was later in 2008 than the other Named Executive Officers). Restricted stock values were calculated by dividing one-half of the target LTIP value by $26.71, which was the closing share price on the day of the meeting at which the determination was made ($28.21 for Mr. Puryear). In making this decision, the Committee considered existing equity holdings for each executive officer as well as gross proceeds from option exercises over the prior three-year period.
          During 2008, non-qualified options for the purchase of the Company’s common stock and restricted shares of the Company’s common stock were granted to our Named Executive Officers, pursuant to the Company’s 2008 Stock Incentive Plan (the “2008 Plan”), as follows:

			Number of
			Performance-
			Based Vesting
	Shares Subject to Time-Based		Restricted
Name	Vesting Option Grant	Exercise Price	Shares
John D. Ferguson	90,143	$26.71	26,020
Todd J Mullenger	45,071	$26.71	13,010
Richard P. Seiter	45,071	$26.71	13,010
G.A. Puryear IV	35,190	$28.21	10,192
William K. Rusak	37,289	$26.71	10,764

(1)	All grants were made on February 20, 2008, except with respect to Mr. Puryear, whose grants were made on August 14, 2008 after the Committee determined that it was unlikely that Mr. Puryear’s nomination to a federal judgeship position would be confirmed by Congress. The number of options and shares of restricted stock awarded to Mr. Puryear was based on the Committee’s determination that the grant date fair value of the awards was approximately equal to the value of Mr. Rusak’s February awards.
          The nonqualified options are subject to the terms of the 2008 Plan and the individual award agreements. The options vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2008 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NYSE on the grant date. The aggregate grant date fair value of the option awards (computed in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R) are as follows: John D. Ferguson ($695,003); Todd J Mullenger ($347,497); Richard P. Seiter ($347,497); G.A. Puryear IV ($287,502); and William K. Rusak ($287,498).
          Restricted stock awards vest over time and are based upon achieving EPS performance objectives established by the Committee (achievable in increments or in the aggregate over a three-year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. As with the EPS targets for the annual incentive plan, the EPS levels for vesting of restricted stock awards were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. In its discretion, the Committee may also adjust EPS targets for restricted stock vesting purposes in the same manner as it does when calculating bonus EPS (discussed above).
          Restricted stock awards vest over a three year period based on the extent to which the Company meets the annual and cumulative performance targets set by the Committee. Vesting may occur on an incremental or a cumulative basis, or a combination thereof. For example, for 2008 restricted stock awards:

•	Vesting will occur annually in one-third (1/3) increments if the Company achieves 12% compounded EPS growth for each of fiscal 2008 and 2009 and at least 10% compounded EPS growth for the full fiscal 2008-2010 vesting period.

•	If the Company does not achieve 12% compounded EPS growth in fiscal 2008 but does achieve 12% compounded EPS growth for fiscal 2008 and 2009, then two-thirds (2/3) will generally vest on the second anniversary of the grant date.

•	If compounded EPS is less than 12% as of the end of both fiscal 2008 and 2009, then generally on the third anniversary of the grant date: 50% of the shares will vest if compounded EPS growth for fiscal 2008-2010 is at least 6% but less than 8%, 75% will vest if compounded EPS growth for fiscal 2008-2010 is at least 8% but less than 10% and 100% will vest if compounded EPS growth for fiscal 2008-2010 is at least 10%.
          The following chart sets forth the cumulative EPS vesting targets for the 2008 restricted stock awards, with the incremental targets stated in the footnotes to the chart:

	Compounded	% of Restricted Shares Vested
Three-Year Cumulative EPS(1) (2)	Growth	After 3 Years
Less than $3.08	< 6%	0	%(3)
$3.08	6%	50	%(3)
$3.25	8%	75%
Greater than or equal to $3.44	10%	100%

(1)	If EPS for fiscal 2008 was at least $1.08, then one-third (1/3) of the restricted shares would generally vest one year following the grant date.

(2)	If cumulative EPS for fiscal 2008 and 2009 is at least $2.29, then two-thirds (2/3) of the restricted shares (to the extent not already vested) will generally vest two years following the grant date.

(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.
Notwithstanding the foregoing, the shares of restricted stock will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2008 Plan). The restricted stock awards are further subject to the terms of the 2008 Plan and the individual award agreements.
          The dollar values of the 2008 grants of restricted stock, based on the fair market value of the Company’s common stock on the date of the grant, are as follows: John D. Ferguson ($694,994); Todd J Mullenger ($347,497); Richard P. Seiter ($347,497); G.A. Puryear IV ($287,516); and William K. Rusak ($287,506). Based on EPS of $1.20 for 2008, representing EPS growth of 13.2%, the first one-third of the restricted shares awarded to Messrs. Ferguson, Mullenger, Seiter, Puryear and Rusak in 2008 vested during the first quarter of 2009.
          Retirement Plans. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. The matching contributions are made in cash and vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Of the Named Executive Officers, only Messrs. Seiter and Mullenger participated in the 401(k) Plan during 2008, with respect to whom the Company matched contributions in the amount of $11,500 each. Although Mr. Ferguson did not participate in the 401(k) Plan during 2008, he retains a balance in the plan based on contributions made in prior years. The Company also has a nonqualified deferred compensation plan covering our executive officers and key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. Any compensation deferred and matching contributions, if any, earn a return determined based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as under the 401(k) Plan. Participants generally may make an up front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the Named Executive Officers, are subject to a six month waiting period). Messrs. Ferguson, Mullenger, Seiter and Rusak each participated in the Company’s executive nonqualified deferred compensation plan during 2008, with respect to whom the Company matched contributions in the amounts of $90,278, $20,128, $25,901, and $32,242, respectively.
          Severance and Change of Control Benefits. We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. While the Committee receives this information as part of its annual review of total executive compensation (including contingent compensation), the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. The Committee generally assesses these payouts only in light of their reasonableness during negotiations with a newly hired executive. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 43 of this Proxy Statement.
          Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with such payments. No such relocation and tax gross up payments were made to the Named Executive Officers during 2008. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance. Pursuant to their employment agreements and in order to encourage community involvement, the Named Executive Officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company. The Company also pays for physicals for executive officers up to $2,000 per individual on an annual basis.
          Stock Ownership Guidelines and Equity Grant Timing
          Stock Ownership Guidelines. During the first quarter of 2007, the Board of Directors adopted stock ownership guidelines for the Company’s executive officers and directors, effective March 1, 2007 (the “Effective Date”). The guidelines provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable. The following may be used in determining share ownership:
•	shares of common stock owned outright by the executive officer and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market; and

•	shares held in trusts (due to complexities of trust accounts, requests to include shares held in trust must be reviewed and approved by the Committee).
The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that 3X was a fair, yet challenging, base salary multiple for share ownership and that five years was a reasonable time period during which executives would be able to comply.
          Our guidelines and the compliance status of the Company’s Named Executive Officers as of March 1, 2009 are shown in the table below.

	Shares Needed to	Current Number of
Name	Comply with Guidelines	Shares Held(1)	Compliance Date
John D. Ferguson	81,332	685,110	March 1, 2012
Todd J Mullenger	32,271	18,949	March 16, 2012
Richard P. Seiter	33,695	55,808	March 1, 2012
G. A. Puryear IV	27,885	35,783	March 1, 2012
William K. Rusak	29,047	19,411	March 1, 2012

(1)	Consistent with the guidelines, restricted shares for which the applicable restrictions have not lapsed are not taken into account in determining share ownership for purposes of the Company’s stock ownership guidelines.
          Grant Timing Policy. To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:
•	Grants of stock options and restricted stock for executive officers are typically made on the date of the Company’s February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider the Company’s anticipated results for the current year.

•	Each stock option that was granted in fiscal 2008 had an exercise price equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the grant date.

•	The Committee occasionally approves additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.
          Compensation Decisions for 2009
          Grant of Restricted Stock Units. Although the Company has historically made annual grants of performance-based restricted stock to its executive officers, in February 2009 the Committee decided to make grants of restricted stock units (“RSUs”) to its executive officers in lieu of restricted stock pursuant to the terms of the 2008 Plan. The primary reason for granting RSUs was to provide recipients with the option to elect to defer the receipt of shares upon vesting in accordance with the applicable award agreement and deferral election form, thus enabling the deferral of applicable tax consequences to the recipient beyond the applicable vesting dates. As discussed below, the RSUs granted to executive officers vest in generally the same manner that the Company’s restricted stock (including restricted stock issued in 2008), has traditionally vested.
          2009 Performance Criteria. The Committee adopted the following EPS targets for the 2009 Cash Incentive Plan:

EPS	% of Base Salary(1)
$1.12	0%
$1.21	75%
$1.31	100%
$1.40	150%
$1.49	200%

(1)	Awards increase incrementally for EPS results between $1.12 and $1.49.
The target for bonuses was set at 75% of base salary, which will be met if the Company achieves 12% compounded EPS growth over the three-year period beginning in 2007. The maximum bonus was set at 200% of base salary, which will be met if the Company achieves 20% or more compounded EPS growth over the three-year period beginning in 2007. The EPS levels were based on prior research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. As a result, the target EPS level was consistent with the 75th percentile multi-year EPS growth rate for the peer group.
          Additionally, the Committee determined that the vesting of 2009 restricted stock unit awards for executive officers will be based on annual compounded EPS growth and three-year cumulative EPS targets. The following chart sets forth the cumulative vesting EPS targets for the 2009 restricted stock unit awards:

	Compounded	% of Restricted Share Units
Three-Year Cumulative EPS(1) (2)	Growth	Vested After 3 Years
Less than $3.03	< 4%	0	%(3)
$3.03	4%	50	%(3)
$3.26	6%	75%
Greater than or equal to $3.51	8%	100%

(1)	If EPS for fiscal 2009 is at least $1.14, then one-third (1/3) of the restricted share units will generally vest one year following the grant date.

(2)	If cumulative EPS for fiscal 2009 and 2010 is at least $2.40, then two-thirds (2/3) of the restricted share units will generally vest two years following the grant date.

(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.
          The Committee will have the discretion to adjust EPS for bonus and restricted stock unit vesting purposes to exclude limited non-operating events outside the ordinary course, such as refinancing charges incurred by the Company and future financing or other transactions.
          2009 Equity Grants. During February 2009, the Committee made awards of stock options and performance-based restricted stock units to certain of its executive officers. The table below summarizes the 2009 equity incentive grants to certain of the Company’s executive officers, including the Named Executive Officers, which reflects the Committee’s determination that LTIP values for these individuals should generally be aligned with a 50/50 blend of competitive 50th and 75th percentiles for position levels within the Company’s peer group (except for the General Counsel and Chief Human Resources Officer, to whom the Committee has aligned LTIP values with the 75th percentile). Notwithstanding the foregoing, the Committee determined that given the Company’s share price, the number of shares subject to options or RSU grants should not exceed 150% of the number granted in 2008.

	Time-Based Vesting	Exercise	Performance-Based
Name	Option Grant	Price(1)	Vesting RSUs(2)
John D. Ferguson (3)	—	—	—
Damon T. Hininger (4)	67,607	$10.73	19,515
Todd J Mullenger	67,607	$10.73	19,515
Richard P. Seiter	67,607	$10.73	19,515
G.A. Puryear IV	55,934	$10.73	16,146
William K. Rusak	55,934	$10.73	16,146

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	The restricted stock units are subject to vesting over a three-year period upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2009, 2010, and 2011 as established by the Committee. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period and are subject to accelerated vesting upon certain events (death, disability or certain “change in control” events). The executives may elect to defer receipt of all or a portion of the shares upon vesting pursuant to the terms set forth in their respective award agreement and deferral election forms.

(3)	In order to conserve shares available for grant under the Company’s equity incentive plans, Mr. Ferguson voluntarily decided to forgo any 2009 equity awards.

(4)	Mr. Hininger was appointed as President and Chief Operating Officer of the Company on July 23, 2008. The Company currently anticipates that Mr. Hininger will be a Named Executive Officer for 2009.
          Company Tax and Accounting Implications
          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2008 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
          Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FAS 123R.
Report of the Compensation Committee
          The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
          Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.
Submitted by the Compensation Committee of the Board of Directors:
Joseph V. Russell, Chair
John D. Correnti
John R. Horne
John R. Prann, Jr.

Summary Compensation Table
          The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2008 to (i) John D. Ferguson, our principal executive officer, (ii) Todd J Mullenger, our current principal financial officer, and (iv) our other three most highly compensated executive officers who were serving in such capacities as of December 31, 2008 (collectively, the “Named Executive Officers”). Effective July 23, 2008, Damon T. Hininger was appointed to serve as President and Chief Operating Officer of the Company. As a result of this appointment, the Company anticipates that Mr. Hininger will be a Named Executive Officer for 2009.

							Change in
				Restricted		Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred
				Awards	Awards	Compensation	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus	($)(1)	($)(2)	($)(3)	Earnings ($)(4)	Comp.($)(5)	Total ($)

John D. Ferguson	2008	737,179	—	647,379	632,927	958,333	24,925	93,242	3,093,985
Chief Executive Officer	2007	712,249	—	539,713	403,477	1,068,374	16,435	90,893	2,831,141
and Chairman of the Board	2006	695,449	—	483,122	189,254	1,043,174	12,429	70,587	2,494,015

Todd J Mullenger	2008	280,000	—	250,071	216,685	364,000	4,858	32,773	1,148,387
Executive Vice President	2007	253,527	—	158,958	97,849	352,568	455	21,340	884,697
and Chief Financial Officer (6)

Richard P. Seiter	2008	305,402	—	360,918	316,462	397,023	5,307	38,651	1,423,763
Executive Vice President	2007	295,075	—	431,087	201,739	442,613	2,745	37,393	1,410,652
and Chief Corrections Officer	2006	284,615	—	315,972	94,627	426,923	1,405	28,844	1,152,386

G. A. Puryear IV	2008	252,747	—	241,194	213,471	328,571	—	1,035	1,037,018
Executive Vice President,	2007	244,200	—	263,349	166,470	366,300	—	1,070	1,041,389
General Counsel, and Secretary	2006	237,308	—	168,164	77,902	355,962	—	929	840,265

William K. Rusak	2008	263,278	—	278,896	263,935	342,262	2,805	33,320	1,184,496
Executive Vice President and	2007	254,375	—	183,053	169,018	381,562	936	23,209	1,012,153
Chief Human Resources Officer (7)

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, respectively, in accordance with FAS 123R and thus include amounts from awards granted in and prior to such years. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2009. All grants of restricted stock were made under the Company’s 2008 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan or Amended and Restated 1997 Employee Share Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2006, 2007 and 2008, there were no forfeitures of restricted stock awards for the Named Executive Officers.

(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, respectively, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2009. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan or Amended and Restated 1997 Employee Share Incentive Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2006, 2007 and 2008, there were no forfeitures of option awards related to service-based vesting conditions for the Named Executive Officers.

(3)	The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s 2006, 2007 and 2008 Cash Incentive Plans. The 2008 Cash Incentive Plan is discussed in further detail on page 28 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan, which is more fully described under the heading “Nonqualified Deferred Compensation.”

(5)	The amounts shown in this column for 2008 reflect the following:
•	Matching contributions allocated by the Company to (i) Mr. Ferguson ($90,278); Mr. Mullenger ($20,128); Mr. Seiter ($25,901); and Mr. Rusak ($32,242) pursuant to the Company’s Executive Deferred Compensation Plan, and (ii) Mr. Mullenger ($11,500) and Mr. Seiter ($11,500) pursuant to the Company’s 401(k) Savings Plan.

•	Payment by the Company of life insurance premiums on behalf of each of the Named Executive Officers.

(6)	Effective March 16, 2007, Mr. Mullenger was appointed to serve as Executive Vice President and Chief Financial Officer of the Company. Prior to such time, Mr. Mullenger served as Vice President, Treasurer of the Company but was not a Named Executive Officer.

(7)	Effective July 1, 2006, Mr. Rusak was appointed to serve as Executive Vice President and Chief Human Resources Officer of the Company. Prior to such time, Mr. Rusak was not employed by the Company.

Grants of Plan-Based Awards in 2008
          The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2008.

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Possible Payouts Under Non-						Number	Number of	or Base	Grant Date
		Equity Incentive Plan			Estimated Future Payouts Under			of Shares	Securities	Price of	Fair Value
		Awards(1)			Equity Incentive Plan Awards (2)			of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/sh)(4)	Awards ($)
John D. Ferguson	2/20/2008	—	—	—	13,010	19,515	26,020	—	—	—	694,994
	2/20/2008	—	—	—	—	—	—	—	90,143	26.71	695,003
	N/A	230,368	552,884	1,105,769	—	—	—	—	—	—	N/A

Todd J Mullenger	2/20/2008	—	—	—	6,505	9,758	13,010	—	—	—	347,497
	2/20/2008	—	—	—	—	—	—	—	45,071	26.71	347,497
	N/A	87,500	210,000	420,000	—	—	—	—	—	—	N/A

Richard P. Seiter	2/20/2008	—	—	—	6,505	9,758	13,010	—	—	—	347,497
	2/20/2008	—	—	—	—	—	—	—	45,071	26.71	347,497
	N/A	95,438	229,052	458,103	—	—	—	—	—	—	N/A

G. A. Puryear IV	8/14/2008	—	—	—	5,096	7,644	10,192	—	—	—	287,516
(5)	8/14/2008	—	—	—	—	—	—	—	35,190	28.21	287,502
	N/A	78,983	189,560	379,121	—	—	—	—	—	—	N/A

William K. Rusak	2/20/2008	—	—	—	5,382	8,073	10,764	—	—	—	287,506
	2/20/2008	—	—	—	—	—	—	—	37,289	26.71	287,498
	N/A	82,274	197,459	394,917	—	—	—	—	—	—	N/A

(1)	The amounts shown in these columns reflect the threshold (31.25% of base salary), target (75% of base salary) and maximum (150% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2008 pursuant to the Company’s 2008 Cash Incentive Plan, which is discussed in further detail on page 28 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.

(2)	The amounts shown in these columns reflect an incremental vesting from 50% to 100% of the award (target of 75% of the award) for restricted stock awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2008 pursuant to the Company’s 2008 Stock Incentive Plan, which is discussed in further detail beginning on page 29 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	The amounts in this column represent option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2008 pursuant to the Company’s 2008 Stock Incentive Plan. Each of the options vest one-third each year, beginning on the first anniversary of the grant date.

(4)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing market price on the grant date.

(5)	All grants were made on February 20, 2008, except with respect to Mr. Puryear, whose grants were made on August 14, 2008 after the Committee determined that it was unlikely that Mr. Puryear’s nomination to a federal judgeship position would be confirmed by Congress. The number of options and shares of restricted stock awarded to Mr. Puryear were based on the Committee’s determination that the grant date fair value of the awards was approximately equal to the value of Mr. Rusak’s February awards.

Employment Agreements
          John D. Ferguson. We have an employment agreement with John D. Ferguson that expires on December 31, 2009 and is subject to automatic one-year renewals unless at any time the Company or Mr. Ferguson provides 60 days notice of non-renewal. The agreement provides for an annual salary, as well as customary benefits, including life and health insurance. Compensation payable under the employment agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on Mr. Ferguson’s personal performance and the performance of the Company.
          Pursuant to Mr. Ferguson’s employment agreement, if Mr. Ferguson dies, becomes disabled, is terminated by us “without cause” or resigns for “good reason” (as such terms are defined in the agreement), we are generally required to pay him a cash severance equal to two times his current base salary and a pro rata bonus (assuming performance targets are met) for the year in which the termination of employment occurs and to provide him with continued insurance coverage for a two year period. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Ferguson is entitled to receive 2.99 times his current base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
          Todd J Mullenger, G.A. Puryear IV and Richard P. Seiter. The Company has employment agreements with Todd J Mullenger, G.A. Puryear IV and Richard P. Seiter that expire on December 31, 2009 and are subject to one automatic one-year renewal unless the Company or the executive provide notice of non-renewal at least 60 days in advance of the expiration of the term. Each of these agreements provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.
          Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
          William K. Rusak. The Company has an employment agreement with William K. Rusak that expires on December 31, 2009. This agreement provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.
          Pursuant to the employment agreement, if we terminate Mr. Rusak “without cause,” we are generally required to pay him a cash severance equal to one-half (1/2) of his base salary. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Rusak is entitled to receive an amount equal to 2.99 times his base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2008.

	Option Awards					Stock Awards
			Equity Incentive
		Number of	Plan Awards:					Equity Incentive	Equity Incentive
	Number of	Securities	Number of					Plan Awards: Number	Plan Awards: Market
	Securities	Underlying	Securities					of Unearned Shares,	or Payout Value of
	Underlying	Unexercised	Underlying				Market Value of	Units or Other	Unearned Shares,
	Unexercised	Options (#)	Unexercised	Option	Option	Number of Shares or	Shares or Units of	Rights That Have	Units or Other
	Options (#)	Unexercisable	Unearned	Exercise	Expiration	Units of Stock That	Stock That Have Not	Not Vested (#)	Rights That Have
Name	Exercisable	(1)	Options (#)	Price ($)	Date	Have Not Vested (#)	Vested (#)	(2)	Not Vested ($)

John D. Ferguson	376,620	—	—	9.96	8/04/2010			59,088	996,680
	1,082	—	—	5.70	2/14/2012
	278,178	—	—	9.99	2/17/2014
	135,000	—	—	13.06	2/16/2015
	86,000	43,000	—	14.27	2/15/2016
	25,168	50,336	—	26.53	2/16/2017
	—	90,143	—	26.71	2/20/2018

Todd J Mullenger	7,836	—	—	5.58	2/12/2013			24,081	393,965
	24,600	—	—	9.99	2/17/2014
	16,876	—	—	13.06	2/16/2015
	9,652	9,652	—	14.27	2/15/2016
	2,852	8,556	—	26.53	2/16/2017
	8,781	17,563	—	25.20	3/16/2017
	—	45,071	—	26.71	2/20/2018

Richard P. Seiter	14,200	21,500	—	14.27	2/15/2016			29,546	483,373
	12,584	25,168	—	26.53	2/16/2017
	—	45,071	—	26.71	2/20/2018

G. A. Puryear IV	38,379	—	—	9.99	2/17/2014			23,844	390,088
	18,500	—	—	13.06	2/16/2015
	17,700	17,700	—	14.27	2/15/2016
	10,412	20,824	—	26.53	2/16/2017
	—	35,190	—	28.21	8/14/2018

William K. Rusak	28,529	14,265	—	17.65	7/1/2016			23,188	379,356
	10,412	20,824	—	26.53	2/16/2017
	—	37,289	—	26.71	2/20/2018

(1)	All options vest in equal one-third increments over the first three years of the 10-year option term, except for the options awarded to Mr. Mullenger prior to his appointment as Chief Financial Officer, effective March 16, 2007, for which his options vest in equal one-fourth increments over the first four years of the 10-year option term.

(2)	Restricted stock awards vest over time and are based upon achieving EPS performance objectives established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. For further discussion of the vesting of restricted stock awards, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
Option Exercises and Stock Vested in 2008
          The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
John D. Ferguson	378,000	7,369,316	41,434	1,131,563
Todd J Mullenger	—	—	9,553	260,892
Richard P. Seiter	118,800	1,567,921	29,268	799,309
G. A. Puryear IV	92,895	1,361,768	17,070	466,182
William K. Rusak	—	—	8,810	240,601
Nonqualified Deferred Compensation in 2008
          The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2008.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings in	Distributions in	Aggregate Balance
Name	2008 ($)(1)	2008 ($)(2)	2008 ($)(3)	2008 ($)	at 12/31/2008 ($)(4)
John D. Ferguson	180,555	90,278	102,715	—	1,557,061
Todd J Mullenger	232,284	20,128	20,020	—	346,785
Richard P. Seiter	74,801	25,901	21,870	—	337,896
G. A. Puryear IV	—	—	—	—	—
William K. Rusak	64,484	32,242	11,560	—	196,938

(1)	Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2008: Mr. Ferguson ($73,718); Mr. Mullenger ($56,000); Mr. Seiter ($30,540); and Mr. Rusak ($26,328).

(2)	Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2008: Mr. Ferguson ($90,278); Mr. Mullenger ($20,128); Mr. Seiter ($25,901); and Mr. Rusak ($32,242).

(3)	Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualifed Deferred Compensation Earnings” column of the Summary Compensation Table for 2008: Mr. Ferguson ($24,925); Mr. Mullenger ($4,858); Mr. Seiter ($5,307); and Mr. Rusak ($2,805).

(4)	Of the amounts shown in this column, the following amounts were reported as compensation to the named executive officer in the Company’s Summary Compensation Table for 2008, 2007 and 2006: Mr. Ferguson ($188,921 for 2008, $282,268 for 2007 and $254,950 for 2006); Mr. Mullenger ($80,986 for 2008 and $248,973 for 2007); Mr. Seiter ($61,748 for 2008, $112,613 for 2007 and $78,944 for 2006); and Mr. Rusak ($61,375 for 2008 and $86,624 for 2007).
          During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the

Named Executive Officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Vesting provisions of the Plan were amended effective January 1, 2005 to conform with the vesting provisions of the Company’s 401(k) Plan for all matching contributions beginning in 2005. Distributions are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.
          During 2008, the Company provided a fixed return of 7.5% to participants in the Executive Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain participating executives, including each of the Named Executive Officers, which are intended to fund distributions from the Executive Deferred Compensation Plan. The Company is the sole beneficiary of such policies. At the inception of the Executive Deferred Compensation Plan, the Company established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.
Potential Payments Upon Termination or Change in Control
          The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
          Payments Made Upon Voluntary or For Cause Termination. In the event that a Named Executive Officer voluntarily terminates his employment with the Company or is terminated for “cause,” he would be entitled to receive any earned but unpaid base salary as well as amounts contributed and earned pursuant to the terms of the Executive Deferred Compensation Plan. As is generally the case with other salaried employees, the Named Executive Officer may also choose to elect COBRA continuation health care coverage. However, the Named Executive Officer is solely responsible for the payment of any associated premiums.
          Payments Made Upon Retirement. In the event of retirement (generally after attaining age 62), a Named Executive Officer would generally be entitled to receive those benefits described above. In addition, their vested options would become non-forfeitable for a period of time ranging from one year from the date of retirement to the remaining portion of their stated term, depending on the terms of the applicable award agreements (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options). As is the case with voluntary or for cause terminations, unvested options and unvested shares of restricted stock are generally forfeited upon termination.

          Payments Made Upon Death or Disability. In the event of the death or disability of the Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination” above, the Named Executive Officer (or the Named Executive Officer’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Named Executive Officer) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans that the Company’s other salaried employees, in general, are permitted to participate in), as applicable. Additionally, Mr. Ferguson (or Mr. Ferguson’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of Mr. Ferguson) is entitled to receive an amount equal to Mr. Ferguson’s base salary then in effect in the event of a termination of employment as a result of his death or disability as well as a pro rata bonus (assuming performance targets are met) for the year in which the death or disability occurs.
          In the event of the death or disability of a Named Executive Officer (1) all of such Named Executive Officer’s restricted stock will become immediately vested and non-forfeitable and (2) all of such Named Executive Officer’s unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and the Named Executive Officer (or his estate or other persons who have acquired their rights to exercise by bequest or inheritance or otherwise by reason of death or disability) will be able to exercise his options until the expiration of their stated term, as set forth in the applicable award agreements.
          Payments Made Upon a Termination Without Cause or For Good Reason. In addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination,” each of the employment agreements with our Named Executive Officers generally provides for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or, in the case of Mr. Ferguson, if his employment agreement is at any time not renewed by either himself or the Company or if he resigns for “good reason.” The definition of “cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements. With respect to Mr. Ferguson, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation or relocation requirements.
          In the event that Mr. Ferguson’s severance rights are triggered pursuant to the terms of his employment agreement, we are generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of employment, as well as prorated bonus compensation (assuming performance targets are met). Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In accordance with our employment agreements with Mr. Mullenger, Mr. Seiter and Mr. Puryear, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements. In accordance with our employment agreement with Mr. Rusak, if we terminate his employment “without cause” we generally are required to pay a cash severance amount equal one-half (1/2) his annual base salary then in effect, payable in installments in accordance with the terms of his agreement.
          Payments Made in Connection with a Change in Control. Apart from the right to receive severance payments under the circumstances discussed above, each of our Named Executive Officer’s employment agreements also provides the Named Executive Officer with the right to receive certain payments and enhanced benefits in the event his employment with the Company is terminated, whether by resignation or otherwise, in connection with a “change in control” of the Company. Under such circumstances, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments as well as prorated bonus compensation (assuming performance targets are met). Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. Pursuant to each of our employment agreements with Mr. Mullenger, Mr. Seiter, Mr. Puryear and Mr. Rusak, in the event of a termination in connection with a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. In addition, each of our Named Executive Officers will receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code. All severance payments are made up front at the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.
          Our employment agreements with Mr. Ferguson, Mr. Mullenger, Mr. Seiter, Mr. Puryear and Mr. Rusak generally provide that “change in control” means the occurrence of any of the following events:
•	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for the purpose of this section, any such acquisition by (A) the Company or any of its subsidiaries, (B) any employee benefit plan (or related trust) or (C) any corporation with respect to which, following such acquisition, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

•	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

•	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

•	any event that the Board of Directors determines should constitute a change in control.
          In addition, our 1995 Stock Incentive Plan and our Amended and Restated 1997 Employee Share Incentive Plan each provide that upon a “change in control” or “potential change in control,” as defined in the plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event. Under our Amended and Restated 2000 Stock Incentive Plan and 2008 Stock

Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a “change in control,” as defined in the plans.
John D. Ferguson
          The following table shows the potential payments upon termination or a change in control of the Company for John D. Ferguson, the Company’s Chief Executive Officer and Chairman of the Board.

			Involuntary
			Termination
			Without Cause		Termination
			or Termination		upon a
	Voluntary		for Good	For Cause	Change in
	Termination	Retirement	Reason	Termination	Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Non-equity Incentive Compensation	—	—	$958,333	—	$958,333	$958,333	$958,333
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (1)	—	—	—	—	$89,870	$89,870	$89,870
Accelerated Vesting of Restricted Stock (1)	—	—	—	—	$966,680	$966,680	$966,680
Cash Severance	—	—	$1,499,716 (2)	—	$2,242,075 (3)	$749,858 (4)	$749,858 (4)
Continuation of Insurance Benefits(5)	—	—	$26,311	—	$26,311	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	$2,484,360	—	$4,283,269	$2,764,741	$2,764,741

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($16.36 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to two times current base salary, to be paid out on a monthly basis for a period of two years from the termination date.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amount equal to current base salary, to be paid out over a one-year period to the executive or the executive’s estate, as applicable.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008 and the premiums in effect on such date.

Todd J Mullenger
     The following table shows the potential payments upon termination or a change in control of the Company for Todd J Mullenger, the Company’s Executive Vice President and Chief Financial Officer.

			Involuntary		Termination
	Voluntary		Termination	For Cause	upon a Change
Executive Benefits	Termination	Retirement	Without Cause	Termination	in Control	Disability	Death
and Payments Upon	on	on	on	on	on	on	on
Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (1)	—	—	—	—	$20,173	$20,173	$20,173
Accelerated Vesting of Restricted Stock (1)	—	—	—	—	$393,965	$393,965	$393,965
Cash Severance	—	—	$290,000 (2)	—	$867,100 (3)	—	—
Continuation of Insurance Benefits (4)	—	—	—	—	$13,381	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	$290,000	—	$1,294,619	$414,138	$414,138

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($16.36 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to one times current base salary, which, from December 31, 2008 through March 13, 2009, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2008, and on March 14, 2009, the remainder of the severance amount would have been paid out in a lump sum.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008 and the premiums in effect on such date.

Richard P. Seiter
     The following table shows the potential payments upon termination or a change in control of the Company for Richard P. Seiter, the Company’s Executive Vice President and Chief Corrections Officer.

			Involuntary		Termination upon a
	Voluntary		Termination	For Cause	Change in
	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan (1)	—	—	—	—	$23,946	$23,946	$23,946
401(k) Savings Plan (2)	—	—	—	—	—	$2,300	$2,300
Accelerated Vesting of Options (3)	—	—	—	—	$44,935	$44,935	$44,935
Accelerated Vesting of Restricted Stock (3)	—	—	—	—	$483,373	$483,373	$483,373
Cash Severance	—	—	$310,655 (4)	—	$928,858 (5)	—	—
Continuation of Insurance Benefits (6)	—	—	—	—	$2,617	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	$310,655	—	$1,483,729	$554,554	$554,554

(1)	Amounts reflect the accelerated vesting of earnings on deferred compensation and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change in control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Amounts reflect the accelerated vesting of matching contributions to the Company’s 401(k) Savings and Retirement Plan, which is generally triggered upon retirement, death or disability of the executive.

(3)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($16.36 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(4)	Amount equal to one times current base salary, which, from December 31, 2008 through March 13, 2009, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2008, and on March 14, 2009, the remainder of the severance amount would have been paid out in a lump sum.

(5)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(6)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008 and the premiums in effect on such date.

G.A. Puryear IV
     The following table shows the potential payments upon termination or a change in control of the Company for G.A. Puryear IV, the Company’s Executive Vice President, General Counsel and Secretary.

			Involuntary		Termination
	Voluntary		Termination	For Cause	upon a Change
	Termination	Retirement	Without Cause	Termination	in Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (1)	—	—	—	—	$36,993	$36,993	$36,993
Accelerated Vesting of Restricted Stock (1)	—	—	—	—	$390,088	$390,088	$390,088
Cash Severance	—	—	$257,094 (2)	—	$768,711 (3)	—	—
Continuation of Insurance Benefits(4)	—	—	—	—	$13,254	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	$257,094	—	$1,209,046	$427,081	$427,081

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($16.36 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to one times current base salary, which, from December 31, 2008 through March 13, 2009, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2008, and on March 14, 2009, the remainder of the severance amount would have been paid out in a lump sum.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008 and the premiums in effect on such date.

William K. Rusak
     The following table shows the potential payments upon termination or a change in control of the Company for William K. Rusak, the Company’s Executive Vice President and Chief Human Resources Officer.

			Involuntary		Termination
	Voluntary		Termination	For Cause	upon a Change
	Termination	Retirement	Without Cause	Termination	in Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan (1)	—	$39,610	—	—	$39,610	$39,610	$39,610
Accelerated Vesting of Options (2)	—	—	—	—	—	—	—
Accelerated Vesting of Restricted Stock (2)	—	—	—	—	$379,356	$379,356	$379,356
Cash Severance	—	—	$133,903 (3)	—	$800,740 (4)	—	—
Continuation of Insurance Benefits (5)	—	—	—	—	$10,970	—	—
Excise Tax & Gross-Up	—	—	—	—	$375,456 (6)	—	—
Total:	—	$39,610	$133,903	—	$1,606,132	$418,966	$418,966

(1)	Amounts reflect the accelerated vesting of earnings on deferred compensation and matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change in control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2008 ($16.36 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2008 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one-half (1/2) times current base salary, which, from December 31, 2008 through March 13, 2009, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2008, and on March 14, 2009, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2008 and the premiums in effect on such date.

(6)	Calculated using maximum ordinary income tax rate of 35%.

Director Compensation in 2008
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2008 to each of the Company’s directors besides John D. Ferguson, whose compensation is reflected in the Summary Compensation Table:

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)(1)	Awards	Awards ($)(2)	Compensation	Earnings ($)(3)	Compensation	Total ($)
Donna M. Alvarado	80,000	—	105,610	—	—	—	185,610
Lucius E. Burch, III	78,000	—	105,610	—	—	—	183,610
John D. Correnti	76,000	—	105,610	—	2,495	—	184,105
Dennis W. DeConini	62,093	—	81,610	—	—	—	143,703
John R. Horne	76,000	—	105,610	—	—	—	181,610
C. Michael Jacobi	90,500	—	105,610	—	7,181	—	203,291
Thurgood Marshall, Jr.	76,000	—	105,610	—	—	—	181,610
Charles L. Overby	93,000	—	105,610	—	—	—	198,610
John R. Prann, Jr.	76,000	—	105,610	—	486	—	182,096
Joseph V. Russell	88,000	—	105,610	—	9,762	—	203,372
Henri L. Wedell	80,000	—	105,610	—	—	—	185,610
William F. Andrews	—	—	—	—	—	447,084 (4)	447,084

(1)	Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Horne chose to receive 1,112 shares of the Company’s common stock in lieu of receiving a portion of his annual Board retainer.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 25, 2009. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Stock Incentive Plan and the Amended and Restated 2000 Stock Incentive Plan, and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2008, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Ms. Alvarado (61,459); Mr. Burch (109,459); Mr. Correnti (85,459); Mr. DeConcini (16,459); Mr. Horne (90,457); Mr. Jacobi (109,459); Mr. Marshall (78,457); Mr. Overby (37,459); Mr. Prann (85,459); Mr. Russell (116,989); and Mr. Wedell (37,459). The exercise prices for these options range from $2.92 to $30.37.

(3)	The amounts shown in this column represent above-market earnings on amounts that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below.

(4)	Amount reflects total employee compensation Mr. Andrews received during 2008, which consists of the following: salary ($157,967); restricted stock awards ($51,412) (amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2008); option awards ($50,201) (amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R); Non-Equity Incentive Plan compensation ($205,357); Company matching contributions to the 401k Plan ($11,500); and life insurance benefits ($647). Mr. Andrews did not receive any separate director compensation during 2008.
          Non-employee directors (i.e., all directors other than Mr. Andrews and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Incentive Plan, which provide for the following:

•	Annual option grants;

•	Annual retainers; and

•	Board and committee meeting fees.
          Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.
          The retainers and meeting fees paid to our non-employee directors are as follows:

	Current	Previous
Retainers and Fees	(2009)	(2008)

Board retainer	$50,000	$50,000
Board meeting fee	$3,000	$3,000
Audit chair retainer	$10,000	$10,000
Audit member retainer	$2,000	$2,000
Compensation, Nominating and Governance chair retainer	$5,000	$5,000
Committee chair meeting fee (excluding Executive)	$2,500	$2,500
Non-chair committee meeting fee	$2,000	$2,000
          In 2008, total retainers and meeting fees paid to non-employee directors ranged from $76,000 to $93,000 (except for Mr. DeConcini, who was initially elected to the Board in 2008). In addition to cash compensation, on May 16, 2008, options to purchase 13,459 shares of the Company’s common stock were granted to each of the Company’s non-employee directors. The options have an exercise price equal to the fair market value of the stock on the grant date and vest on the first anniversary of the grant date. Each option had a Black-Scholes value of approximately $100,000 ($7.43 per share) on the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Ownership of Common Stock
          The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2009 by our directors and executive officers individually and as a group:

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name of Beneficial Owner	Owned (1) (2)	60 Days (3)	Ownership	Owned (4)

William F. Andrews	155,835	369,688	525,523	*
John D. Ferguson	711,191	1,000,264	1,711,455	1.44%
Donna M. Alvarado	2,916	48,000	50,916	*
Lucius E. Burch, III	1,186,934	96,000	1,282,934	1.09%
John D. Correnti	11,124	72,000	83,124	*
Dennis W. DeConcini	2,500	3,000	5,500	*
John R. Horne	23,168	76,998	100,166	*
C. Michael Jacobi	1,700	96,000	97,700	*
Thurgood Marshall, Jr.	8,000	64,998	72,998	*
Charles L. Overby	23,284	24,000	47,284	*
John R. Prann, Jr.	15,232	72,000	87,232	*
Joseph V. Russell	248,880	103,530	352,410	*
Henri L. Wedell	1,353,920	24,000	1,377,920	1.17%
Todd J Mullenger	31,991	102,081	134,072	*
G.A. Puryear, IV	46,192	113,103	159,295	*
Richard P. Seiter	68,850	75,892	144,742	*
William K. Rusak	30,201	61,783	91,984	*
All directors and executive officers as a group (19 persons)	3,971,968	2,481,340	6,453,308	5.37%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:
•	Mr. Andrews — Includes 6,000 shares held in an IRA.

•	Mr. Ferguson — Includes 3,431 shares held in our 401(k) Plan and 587,497 shares held by the Ferguson Revocable Living Trust.

•	Mr. Burch — Includes 71,328 shares owned by the Lucius Burch Family Foundation.

•	Mr. Marshall — Includes 2,000 shares held in SEP IRA.

•	Mr. Overby — Includes 6,450 shares held in an IRA.

•	Mr. Russell — Includes shares owned jointly with his wife.

•	Mr. Wedell — Includes: (i) 188,456 shares owned by Mr. Wedell’s wife; (ii) 17,388 shares held in an IRA; (iii) 337,466 shares held by the Wedell Spendthrift Trust; and (iv) 69,000 shares held by The Miller Trust.

(2)	With respect to Mr. Andrews, Mr. Ferguson, Mr. Mullenger, Mr. Puryear, Mr. Rusak and Mr. Seiter, includes shares of restricted stock with performance based vesting that are subject to forfeiture if vesting conditions are not met, as described in further detail beginning on page 29 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects the number of shares that could be purchased upon exercise of stock options at March 1, 2009 or within 60 days thereafter.

(4)	The percentages in this column are based on 117,681,012 shares outstanding as of March 1, 2009. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.
          The Company is not aware of any person who beneficially owned greater than 5% of our common stock as of March 1, 2009.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2008, with the exception that six (6) Form 4 filings were filed on behalf of insiders outside of the 2-day filing period.

PROXY
CORRECTIONS CORPORATION OF AMERICA
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoint(s) John D. Ferguson and Todd J Mullenger, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Tuesday, March 17, 2009, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 14, 2009, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.
          PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☑
1.	Election of Directors.
          RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR” ALL NOMINEES
          ☐          FOR all nominees
          ☐          WITHHOLD AUTHORITY to vote for all nominees
Nominees: William F. Andrews, John D. Ferguson, Donna M. Alvarado, Lucius E. Burch, III, John D. Correnti, Dennis W. DeConcini, John R. Horne, C. Michael Jacobi, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.
          ☐          For all nominees except for the following:

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
          RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR”
                         ☐  FOR          ☐  AGAINST          ☐  ABSTAIN
3.	Adoption of a stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures.
          RECOMMENDATION OF THE BOARD OF DIRECTORS: “AGAINST”
                         ☐  FOR          ☐  AGAINST          ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.
PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                        ☐
Please check here if you plan to attend the meeting.                                                                                                  ☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.

2